Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Media Contact:	Investor Relations Contact:
Suzie Boland	Jay Madhu
RFB Communications Group	Homeowners Choice, Inc.
813.259.0345	813.405.3660
sboland@rfbcommunications.com	jmadhu@hcpci.com

HOMEOWNERS CHOICE ASSUMES MORE THAN 59,000 POLICIES FROM CITIZENS

Tampa, Fla. – Nov. 6, 2012 – Homeowners Choice, Inc. (NYSE: HCI), a leading provider of homeowners’ insurance, today announced that its wholly-owned subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., has assumed 59,688 homeowners’ policies from Citizens Property Insurance Corporation, Florida’s state-operated insurance company.

The policies are assumable under the state’s “take-out” program, designed to reduce the state’s risk exposure by encouraging private insurance companies to assume policies from Citizens. Under the take-out rules, affected policyholders are entitled to opt out before and after the assumption and remain with Citizens.

“While there may be further attrition from opt outs related to today’s assumption, our annualized gross premiums are now approaching $360 million,” said Paresh Patel, Homeowners Choice chairman and chief executive officer. “We look forward to serving our new customers.”

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Tampa. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index. Its Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” More information about Homeowners Choice is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, annualized revenues may differ substantially from actual revenue. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.